July 19, 2007	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.60 Per Share
Quarterly earnings per share up 11% over prior year quarter
Financial Highlights for the Quarter and First Half of 2007:
    Loans increased $78 million, or 5%, from December 31, 2006.
    Total deposits (excluding brokered and national certificates of deposit) increased $123 million, or 13%, from December 31, 2006.
    Net interest income increased in the second quarter (8%) and for the first six months of 2007 (6%) over the comparable periods in 2006.
    Non-interest expense increased 5% compared to the second quarter 2006 and increased 3% in the six months ended June 30, 2007 compared to the same period in 2006.
    Commission revenue from investment, insurance and travel divisions increased 11% in the second quarter and rose 4% for the first six months of 2007 compared to the same periods in 2006.
    Deposit service charges and ATM fees increased 6% in the second quarter and grew 6% for the first half of 2007 compared to the same periods in 2006.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended June 30, 2007, were $.60 per diluted share ($8.2 million) compared to the $.54 per diluted share ($7.5 million) the Company earned during the same quarter in the prior year. The effects of the Company's hedge accounting entries recorded increased earnings for the quarter ended June 30, 2007, by $203,000 and decreased earnings for the quarter ended June 30, 2006, by $20,000.

Preliminary earnings for the six months ended June 30, 2007, were $1.13 per diluted share ($15.5 million) compared to the $1.06 per diluted share ($14.7 million) the Company earned during the same period in the prior year. The effects of the Company's hedge accounting entries recorded increased earnings for the six months ended June 30, 2007, by $276,000 and decreased earnings for the six months ended June 30, 2006, by $326,000.

"The Company's earnings growth was very good in an operating environment that continues to have some challenges," said Great Southern President and CEO Joseph W. Turner. "Growth in our loan portfolio, primarily in the commercial and residential construction area, continued at a healthy pace in the second quarter. Net interest income increased in the second quarter as asset balances and yields on those assets both increased. Non-interest income rose with gains in two key areas: service charges and ATM fees (6%) and commission revenue (11%) from our investment, insurance and travel divisions. Expenses for the quarter increased by 5% from a year ago related mainly to the Company's continued growth. In the past year, the Company added two retail banking centers and acquired two travel agencies, including one relatively large agency in St. Louis."

For the three months ended June 30, 2007, return on average equity (ROAE) was 17.73%; return on average assets (ROAA) was 1.40%; and net interest margin (NIM) was 3.36%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by four basis points (from 3.40%).

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Page Two

For the six months ended June 30, 2007, return on average equity (ROAE) was 17.00%; return on average assets (ROAA) was 1.35%; and net interest margin (NIM) was 3.32%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by four basis points (from 3.36%).

Stockholders' equity at June 30, 2007, was $181.6 million (7.6% of total assets), equivalent to a book value of $13.37 per share.

Selected Financial Data and Non-GAAP Reconciliation:
        (Dollars in thousands)

	Three Months Ended June 30, 2007			Six Months Ended June 30, 2007
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded
Net interest income	$18,488	$ (214)	$18,702	$35,674	$ (443)	$36,117
Provision for loan losses	1,425	--	1,425	2,775	--	2,775
Non-interest income	7,927	527	7,400	14,893	868	14,025
Non-interest expense	12,742	--	12,742	24,661	--	24,661
Provision for income taxes	4,041	(110)	3,931	7,589	(149)	7,440
Net income	$ 8,207	$ 203	$ 8,004	$15,542	$ 276	$15,266

	Three Months Ended June 30, 2006			Six Months Ended June 30, 2006
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded
Net interest income	$17,123	$ (720)	$17,843	$33,755	$ (983)	$34,738
Provision for loan losses	1,425	--	1,425	2,750	--	2,750
Non-interest income	7,441	690	6,751	14,564	482	14,082
Non-interest expense	12,115	--	12,115	23,865	--	23,865
Provision for income taxes	3,500	10	3,510	6,984	175	7,159
Net income	$ 7,524	$ (20)	$ 7,544	$14,720	$ (326)	$15,046

Selected Financial Data and Non-GAAP Reconciliation:
     (Dollars in thousands)
	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share
Reported Earnings	$8,207	$.60	$7,524	$.54	$15,542	$1.13	$14,720	$1.06

Amortization of deposit broker origination fees (net of taxes)	139.01		468.03		288.02		639.05

Net change in fair value of interest rate swaps and related deposits (net of taxes)	(342)	(.03)	(448)	(.03)	(564)	(.04)	(313)	(.02)

Earnings excluding impact of hedge accounting entries	$8,004	$.58	$7,544	$.54	$15,266	$1.11	$15,046	$1.09

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Page Three

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the second quarter of 2007 increased $1.4 million to $18.5 million compared to $17.1 million for the second quarter of 2006. Net interest margin was 3.36% in the quarter ended June 30, 2007, compared to 3.35% in the same period in 2006, an increase of one basis point.

For the three months ended June 30, 2007, and 2006, interest income was reduced $112,000 and $64,000, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the quarter. For the six months ended June 30, 2007, and 2006, interest income was reduced $440,000 and $338,000, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the period. Partially offsetting this, the Company collected interest which was previously charged off in the amount of $194,000 and $79,000 in the three months ended June 30, 2007 and 2006, respectively, and $269,000 and $176,000 in the six months ended June 30, 2007 and 2006, respectively. For the three months ended June 30, 2007, the average balance of investment securities increased by approximately $100 million due to the purchase of very short-term discount notes and other securities to pledge against increased public fund deposits and customer repurchase agreements. While the Company earned a positive spread on these securities, it was much smaller than the Company's overall net interest spread, having the effect of increasing net interest income but decreasing net interest margin.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the second quarter of 2007 increased $0.9 million to $18.7 million compared to $17.8 million for the second quarter of 2006. Net interest margin excluding the effects of the accounting change was 3.40% in the quarter ended June 30, 2007, compared to 3.49% in the quarter ended June 30, 2006.

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first six months of 2007 increased $1.9 million to $35.7 million compared to $33.8 million for the first six months of 2006. Net interest margin was 3.32% in the six months ended June 30, 2007, compared to 3.36% in the same period in 2006, a decrease of four basis points.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the first six months of 2007 increased $1.4 million to $36.1 million compared to $34.7 million for the first six months of 2006. Net interest margin excluding the effects of the accounting change was 3.36% in the six months ended June 30, 2007, compared to 3.46% in the six months ended June 30, 2006.

Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
	Dollars	%	Dollars	%	Dollars	%	Dollars	%
Net Interest Income/Margin	$18,488	3.36%	$17,123	3.35%	$35,674	3.32%	$33,755	3.36%

Amortization of deposit broker origination fees	214.04		720.14		443.04		983.10

Net interest income/margin excluding impact of hedge accounting entries	$18,702	3.40%	$17,843	3.49%	$36,117	3.36%	$34,738	3.46%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" table in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

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NON-INTEREST INCOME

Non-interest income for the second quarter of 2007 was $7.9 million compared with $7.4 million for the second quarter of 2006. The $486,000 increase in non-interest income was primarily the result of higher revenue from commissions and deposit account charges. Service charges on deposit accounts and ATM fees increased $230,000, or 6%, compared to the same period in 2006. Second quarter 2007 commission income from the Company's travel, insurance and investment divisions increased $269,000, or 11%, compared to the same period in 2006. The travel and insurance divisions experienced an increase in commission revenues while the investment division experienced a decrease. Non-interest income increased $389,000 in the three months ended June 30, 2007, and increased $460,000 in the three months ended June 30, 2006, as a result of the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits.

Non-interest income for the first six months of 2007 was $14.9 million compared with $14.6 million for the first six months of 2006. The $329,000 increase in non-interest income was primarily the result of higher revenue from commissions and deposit account charges, partially offset by lower fees on loans. For the six months ended June 30, 2007, service charges on deposit accounts and ATM fees increased $419,000, or 6%, compared to the same period in 2006. First six months 2007 commission income from the Company's travel, insurance and investment divisions increased $207,000, or 4%, compared to the same period in 2006. The travel division experienced an increase in commission revenues while the insurance and investment divisions experienced decreases. Increasing non-interest income in the 2006 period was the early repayment of five unrelated loans which triggered total prepayment fees of $532,000 in the six months ended June 30, 2006. Total late charges and fees on loans decreased $634,000 in the six months ended June 30, 2007, compared to the same period in 2006. Although the Company does receive prepayment fees from time to time, it is difficult to forecast when and in what amounts these fees will be collected. Non-interest income increased $686,000 in the six months ended June 30, 2007, and increased $282,000 in the six months ended June 30, 2006, as a result of the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2007 was $12.7 million compared with $12.1 million for the second quarter of 2006. The Company's efficiency ratio for the quarter ended June 30, 2007, was 48.24% compared to 49.32% in the same quarter in 2006. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the second quarter of 2007 was 48.82% compared to 49.26% in the same period in 2006. The Company's ratio of non-interest expense to average assets decreased from 2.21% for the three months ended June 30, 2006, to 2.17% for the three months ended June 30, 2007. As discussed in previous communications from the Company, changes were made to the Company's retirement plans in 2006. These changes resulted in a decrease of $183,000 in expenses in the second quarter of 2007 compared to the same quarter in 2006.

Non-interest expense for the first six months of 2007 was $24.7 million compared with $23.9 million for the first six months of 2006. The Company's efficiency ratio for the six months ended June 30, 2007, was 48.77% compared to 49.39% in the same period in 2006. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the first six months of 2007 was 49.18% compared to 48.88% in the same period in 2006. The Company's ratio of non-interest expense to average assets decreased from 2.21% for the six months ended June 30, 2006, to 2.13% for the six months ended June 30, 2007. The changes made to the Company's retirement plans in 2006 resulted in a decrease of $417,000 in expenses in the first six months of 2007 compared to the same period in 2006.

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Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended June 30,
	2007			2006
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%
Efficiency Ratio	$12,742	$26,415	48.24%	$12,115	$24,564	49.32%

Amortization of deposit broker origination fees	--	214	(.39)	--	720	(1.46)

Net change in fair value of interest rate swaps and related deposits	--	(527)	.97	--	(690)	1.40

Efficiency ratio excluding impact of hedge accounting entries	$12,742	$26,102	48.82%	$12,115	$24,594	49.26%

* Net interest income plus non-interest income.

	Six Months Ended June 30,
	2007			2006
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%
Efficiency Ratio	$24,661	$50,567	48.77%	$23,865	$48,319	49.39%

Amortization of deposit broker origination fees	--	443	(.43)	--	983	(1.04)

Net change in fair value of interest rate swaps and related deposits	--	(868)	.84	--	(482)	.53

Efficiency ratio excluding impact of hedge accounting entries	$24,661	$50,142	49.18%	$23,865	$48,820	48.88%

* Net interest income plus non-interest income.

The Company's increase in non-interest expense in the second quarter of 2007 compared to the same period in 2006 related to the continued growth of the Company. During the latter half of 2006, Great Southern completed its acquisition of two travel agencies and opened banking centers in Lee's Summit, Mo. and Ozark, Mo. In the first quarter 2006, Great Southern acquired a travel agency in Lee's Summit, Mo., and established a new loan production office in Columbia, Mo. As a result, in the three months ended June 30, 2007, compared to the three months ended June 30, 2006, non-interest expenses increased $702,000 related to the ongoing operations of these entities. For the six months ended June 30, 2007, compared to the six months ended June 30, 2006, expenses for these offices increased $1.1 million.

INCOME TAXES

For the three months ended June 30, 2007, the Company's effective tax rate was 33.0%, which was slightly higher than historical levels of approximately 32.0%. For the six months ended June 30, 2007, the Company's effective tax rate was 32.8%.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at June 30, 2007, were $35.3 million, up $10.3 million from December 31, 2006, and up $5.5 million from March 31, 2007. Non-performing assets as a percentage of total assets were

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Page Six

1.48% at June 30, 2007. Compared to December 31, 2006, non-performing loans increased $9.1 million to $29.3 million while foreclosed assets increased $1.1 million to $5.9 million. Commercial real estate, construction and business loans comprised $27.9 million, or 95%, of the total $29.3 million of non-performing loans at June 30, 2007. The increase in non-performing loans during the quarter ended June 30, 2007, was primarily due to the addition of one $4.7 million loan relationship and the addition of one $1.5 million loan relationship to the non-performing category. Other increases in non-performing loans during the six months ended June 30, 2007, were primarily due to the addition of one $5.4 million loan relationship to the non-performing category, which was described in the March 31, 2007, Quarterly Report on Form 10-Q. In addition, non-performing loans were reduced $904,000 during the quarter ended June 30, 2007, due to the transfer of one relationship to foreclosed real estate. This relationship consists of a commercial building, warehouse and a single-family residence in the Lake of the Ozarks, Missouri, area.

At June 30, 2007, seven significant loan relationships accounted for $23.9 million of the total non-performing loan balance of $29.3 million. In addition to the three relationships noted above, four other loan relationships were previously included in Non-performing Loans and remained there at June 30, 2007. These relationships are described more fully in the December 31, 2006, Annual Report on Form 10-K.

The $4.7 million loan relationship, which was placed in the Non-performing Loans category during the quarter ended June 30, 2007, is primarily secured by subdivision lots and developed land in two Kansas suburbs in the Kansas City, Mo., metropolitan area. The $1.5 million loan relationship, which was placed in the Non-performing Loans category during the quarter ended June 30, 2007, is primarily secured by subdivision lots, developed land and two houses under construction for sale in the Branson, Mo., area.

Net charge-offs for the three and six months ended June 30, 2007, were $1.5 million and $2.3 million, respectively. Charge-offs for the six months ended June 30, 2007, totaled $865,000 for five separate relationships which were transferred to foreclosed assets and totaled $656,000 for two separate relationships which were included in non-performing loans.

Potential problem loans increased $13.4 million during the six months ended June 30, 2007, from $13.6 million at December 31, 2006, to $27.0 million at June 30, 2007. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. Potential problem loans increased primarily due to the addition of three loan relationships totaling $11.4 million to the Potential Problem Loans category in the second quarter of 2007, and the addition of one loan relationship totaling $5.1 million to the Potential Problem Loans category in the first quarter of 2007. The three relationships added in the second quarter of 2007 totaled $6.7 million (condominium and retail historic rehabilitation in St. Louis, Mo.), $3.3 million (residential lots and multi-family rental units in Northwest Arkansas) and $1.4 million (three single-family houses constructed for resale in Springfield, Mo.), respectively. In addition, two unrelated relationships totaling $1.8 million were transferred from Potential Problem Loans to the Non-performing Loans category in the second quarter of 2007.

Foreclosed assets increased $1.1 million during the six months ended June 30, 2007, from $4.8 million at December 31, 2006, to $5.9 million at June 30, 2007, and increased $3.8 million during the three months ended June 30, 2007. During the three months ended June 30, 2007, foreclosed assets increased primarily due to the addition of eleven single-family houses that represent relationships with three separate builders. These eleven houses are in various stages of completion and added $1.7 million to foreclosed assets. The other significant addition to foreclosed assets in the period was the Lake of the Ozarks relationship mentioned above. This relationship added $1.9 million to foreclosed assets. Foreclosed assets decreased during the three months ended March 31, 2007, primarily due to the sale of one asset carried at $3.2 million. This asset consisted of a townhome/apartment development in the Kansas City, Mo., area.

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Page Seven

BUSINESS INITIATIVES

In the second quarter, the Company opened a new full-service retail banking center on West Republic Road in the Springfield market bringing its total banking center network to 38 offices. Construction of a new banking center on State Highway 248 in the fast-growing Branson, Mo., market is expected to begin in the third quarter. The new office is projected to be open for business in early 2008.

The Company continues its focus on core deposit acquisition. A Corporate Services representative in the St. Louis metropolitan market was hired during the second quarter and has been successful in acquiring corporate deposits. In the third quarter of 2007, the Company expects to launch a new and improved Web site, which will provide retail customers the opportunity to open certain depository accounts online. This new channel will allow the Company to broaden its marketing reach significantly in the Internet space and compete for deposits on a much larger scale.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale price of GSBC stock in the quarter ended June 30, 2007, was $27.05.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 38 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

Forward-Looking Statements

When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and six months ended June 30, 2007 and 2006 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	June 30,	December 31,
	2007	2006
	(Dollars in thousands)
Total assets	$2,390,911	$2,240,308
Loans receivable, gross	1,776,634	1,698,302
Allowance for loan losses	26,699	26,258
Foreclosed assets, net	5,949	4,768
Available-for-sale securities, at fair value	446,547	344,192
Deposits	1,839,970	1,703,804
Total borrowings	344,263	325,900
Stockholders' equity	181,564	175,578
Non-performing assets	35,271	25,011

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2007	2006	2007	2006	2007
Selected Operating Data:	(Dollars in thousands)
Interest income	$41,703	$37,228	$81,162	$71,425	$39,458
Interest expense	23,215	20,105	45,488	37,670	22,272
Net interest income	18,488	17,123	35,674	33,755	17,186
Provision for loan losses	1,425	1,425	2,775	2,750	1,350
Non-interest income	7,927	7,441	14,893	14,564	6,965
Non-interest expense	12,742	12,115	24,661	23,865	11,918
Provision for income taxes	4,041	3,500	7,589	6,984	3,548
Net income	$8,207	$7,524	$15,542	$14,720	$7,335

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2007	2006	2007	2006	2007
Per Common Share:
Net income (fully diluted)	$.60	$.54	$1.13	$1.06	$.53
Book value	$13.37	$11.67	$13.37	$11.67	$13.25
Earnings Performance Ratios:
Annualized return on average assets	1.40%	1.38%	1.35%	1.36%	1.29%
Annualized return on average stockholders' equity	17.73%	19.02%	17.00%	18.69%	16.24%
Net interest margin	3.36%	3.35%	3.32%	3.36%	3.27%
Average interest rate spread	2.82%	2.82%	2.77%	2.86%	2.73%
Efficiency ratio	48.24%	49.32%	48.77%	49.39%	49.35%
Non-interest expense to average total assets	2.17%	2.21%	2.13%	2.21%	2.08%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.50%	1.52%	1.50%	1.52%	1.54%
Non-performing assets to period-end assets	1.48%	1.17%	1.48%	1.17%	1.30%
Non-performing loans to period-end loans	1.65%	1.50%	1.65%	1.50%	1.59%
Annualized net charge-offs to average loans	.36%	.27%	.27%	.22%	.18%

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             GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 (In thousands, except number of shares)

                                                                              June 30,      December 31,         March 31,
                                                                                2007           2006                 2007
                                                                           -------------   ------------  ------------
                                                                             (Unaudited)                        (Unaudited)
ASSETS
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    92,370    $   132,100 $      97,167
Interest-bearing deposits in other financial institutions. . . . . . . . .         6,383          1,050         1,331
                                                                              ----------     ----------    ----------
        Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . .        98,753        133,150        98,498
Available-for-sale securities. . . . . . . . . . . . . . . . . . . . . . .       446,547        344,192       383,372
Held-to-maturity securities (fair value $1,476 - June 2007;
   $1,569 - December 2006)   . . . . . . . . . . . . . . . . . . . . . . .         1,420          1,470         1,470
Mortgage loans held for sale . . . . . . . . . . . . . . . . . . . . . . .         3,390          2,574         4,640
Loans receivable, net of allowance for loan losses of
   $26,699 - June 2007; $26,258 - December 2006  . . . . . . . . . . . . .     1,749,935      1,672,044     1,713,356
Interest receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,996         13,587        14,166
Prepaid expenses and other assets. . . . . . . . . . . . . . . . . . . . .        16,554         15,554        13,213
Foreclosed assets held for sale, net . . . . . . . . . . . . . . . . . . .         5,949          4,768         2,060
Premises and equipment, net  . . . . . . . . . . . . . . . . . . . . . . .        27,513         26,417        26,686
Goodwill and other intangible assets . . . . . . . . . . . . . . . . . . .         2,026          1,395               2,086
Investment in Federal Home Loan Bank stock . . . . . . . . . . . . . . . .         9,481         10,479         8,875
Refundable income taxes  . . . . . . . . . . . . . . . . . . . . . . . . .           476          2,306                  --
Deferred income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .        13,871         12,372        12,497
                                                                               ---------      ---------    ----------
        Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 2,390,911    $ 2,240,308   $ 2,280,919
                                                                              ==========     ==========    ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 1,839,970    $ 1,703,804         $ 1,757,332
Federal Home Loan Bank advances. . . . . . . . . . . . . . . . . . . . . .       129,275        179,170       120,420
Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . .       189,214        120,956       172,459
Subordinated debentures issued to capital trust. . . . . . . . . . . . . .        25,774         25,774        25,774
Accrued interest payable . . . . . . . . . . . . . . . . . . . . . . . . .         5,786          5,810         5,867
Advances from borrowers for taxes and insurance. . . . . . . . . . . . . .           881            388           743
Accounts payable and accrued expenses. . . . . . . . . . . . . . . . . . .        18,447         28,828        15,418
Income taxes payable . . . . . . . . . . . . . . . . . . . . . . . . . . .            --             --         1,670
                                                                               ---------      ---------    ----------
        Total Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .     2,209,347      2,064,730     2,099,683
                                                                               ---------      ---------    ----------

Stockholders' Equity:
Capital stock
  Serial preferred stock, $.01 par value;
    authorized 1,000,000 shares; none issued . . . . . . . . . . . . . . .            --             --            --
  Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2007 - 13,579,619 shares; December 2006 -
    13,676,965 shares. . . . . . . . . . . . . . . . . . . . . . . . . . .           136            137           137
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . .        18,945         18,481        18,757
Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       166,578        158,780       163,579
Accumulated other comprehensive income (loss). . . . . . . . . . . . . . .        (4,095)        (1,820)             (1,237)
                                                                               ---------      ---------    ----------
        Total Stockholders' Equity . . . . . . . . . . . . . . . . . . . .       181,564        175,578       181,236
                                                                               ---------      ---------    ----------
        Total Liabilities and Stockholders' Equity . . . . . . . . . . . .   $ 2,390,911    $ 2,240,308   $ 2,280,919
                                                                              ==========     ==========    ==========

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

                                                                  THREE MONTHS ENDED              SIX MONTHS ENDED        THREE MONTHS ENDED
                                                                        June 30,                      June 30,                 March 31,
                                                                  2007           2006            2007          2006               2007
                                                              -----------    -----------      ----------    -----------       -----------
                                                              (Unaudited)                     (Unaudited)                     (Unaudited)

INTEREST INCOME
  Loans                                                          $ 36,163       $ 32,914        $ 70,841      $ 62,715         $ 34,677
  Investment securities and other                                   5,540          4,314          10,321         8,710            4,781
                                                                  -------        -------         -------       -------          -------
    TOTAL INTEREST INCOME                                          41,703         37,228          81,162        71,425           39,458
                                                                  -------        -------         -------       -------          -------
INTEREST EXPENSE
  Deposits                                                         19,395         16,022          37,622        29,779           18,226
  Federal Home Loan Bank advances                                   1,464          2,352           3,327         4,384            1,863
  Short-term borrowings                                             1,916          1,414           3,659         2,905            1,743
  Subordinated debentures issued to capital trust                     440            317             880           602              440
                                                                  -------        -------         -------       -------          -------
    TOTAL INTEREST EXPENSE                                         23,215         20,105          45,488        37,670           22,272
                                                                  -------        -------         -------       -------          -------
NET INTEREST INCOME                                                18,488         17,123          35,674        33,755           17,186
PROVISION FOR LOAN LOSSES                                           1,425          1,425           2,775         2,750            1,350
                                                                  -------        -------         -------       -------          -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                17,063         15,698          32,899        31,005           15,836
                                                                  -------        -------         -------       -------          -------
NON-INTEREST INCOME
  Commissions                                                       2,751          2,482           5,231         5,024            2,480
  Service charges and ATM fees                                      3,950          3,720           7,452         7,033            3,503
  Net realized gains on sales of loans                                260            260             435           473              175
  Net realized gains (losses) on sales of
    available-for-sale securities                                      --            (29)             --           (29)              --
  Net gain (loss) on sales of fixed assets                             14              8              24           157               10
  Late charges and fees on loans                                      219            237             382         1,016              163
  Change in interest rate swap fair value net of change
   in hedged deposit fair value                                       389            460             686           282              296
  Other income                                                        344            303             683           608              338
                                                                  -------        -------         -------       -------          -------
    TOTAL NON-INTEREST INCOME                                       7,927          7,441          14,893        14,564            6,965
                                                                  -------        -------         -------       -------          -------
NON-INTEREST EXPENSE
  Salaries and employee benefits                                    7,493          7,169          14,629        14,150            7,136
  Net occupancy and equipment expense                               1,931          1,888           3,873         3,819            1,942
  Postage                                                             586            552           1,118         1,079              532
  Insurance                                                           227            222             447           434              221
  Advertising                                                         461            273             709           526              247
  Office supplies and printing                                        239            215             472           428              232
  Telephone                                                           332            316             668           656              335
  Legal, audit and other professional fees                            333            328             582           569              249
  Expense (income) on foreclosed assets                                36             56             150            21              114
  Other operating expenses                                          1,104          1,096           2,013         2,183              910
                                                                  -------        -------         -------       -------          -------
    TOTAL NON-INTEREST EXPENSE                                     12,742         12,115          24,661        23,865           11,918
                                                                  -------        -------         -------       -------          -------
INCOME BEFORE INCOME TAXES                                         12,248         11,024          23,131        21,704           10,883
PROVISION FOR INCOME TAXES                                          4,041          3,500           7,589         6,984            3,548
                                                                  -------        -------         -------       -------          -------
NET INCOME                                                       $  8,207       $  7,524        $ 15,542      $ 14,720          $ 7,335
                                                                  =======        =======         =======       =======          =======
BASIC EARNINGS PER COMMON SHARE                                    $.60           $.55            $1.14         $1.08             $.54
                                                                    ===            ===             ====          ====             ====
DILUTED EARNINGS PER COMMON SHARE                                  $.60           $.54            $1.13         $1.06             $.53
                                                                    ===            ===             ====          ====             ====
DIVIDENDS DECLARED PER COMMON SHARE                                $.17           $.15             $.33          $.29             $.16
                                                                    ===            ===             ====          ====             ====

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Average Balances, Interest Rates and Yields

        The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $730,000 and $703,000 for the three months ended June 30, 2007 and 2006, respectively. Fees included in interest income were $1.4 million and $1.3 million for the six months ended June 30, 2007 and 2006, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$174,912	$3,104	7.12%	$176,921	$2,997	6.79%
Other residential	87,645	1,916	8.77	94,151	1,913	8.15
Commercial real estate	445,370	9,437	8.50	463,615	9,297	8.04
Construction	668,712	14,290	8.57	593,175	12,339	8.34
Commercial business	170,228	3,596	8.47	112,882	2,439	8.66
Other loans	148,109	2,809	7.61	139,108	2,602	7.50
Industrial revenue bonds	58,789	1,011	6.90	73,166	1,327	7.27

Total loans receivable	1,753,765	36,163	8.27	1,653,018	32,914	7.99

Investment securities and other interest-earning assets	454,592	5,540	4.89	396,959	4,314	4.36

Total interest-earning assets	2,208,357	41,703	7.57	2,049,977	37,228	7.28
Non-interest-earning assets:
Cash and cash equivalents	88,370			97,739
Other non-earning assets	44,885			39,733
Total assets	$2,341,612			$2,187,449

Interest-bearing liabilities:
Interest-bearing demand and savings	$486,533	4,234	3.49	$422,964	3,087	2.93
Time deposits	1,150,650	15,161	5.28	1,019,418	12,935	5.09
Total deposits	1,637,183	19,395	4.75	1,442,382	16,022	4.46
Short-term borrowings	171,883	1,916	4.47	132,196	1,414	4.29
Subordinated debentures issued to capital trust	25,774	440	6.85	17,788	317	7.15
FHLB advances	123,058	1,464	4.77	215,057	2,352	4.39

Total interest-bearing liabilities	1,957,898	23,215	4.75	1,807,423	20,105	4.46
Non-interest-bearing liabilities:
Demand deposits	171,887			190,802
Other liabilities	26,688			30,986
Total liabilities	2,156,473			2,029,211
Stockholders' equity	185,139			158,238
Total liabilities and stockholders' equity	$2,341,612			$2,187,449

Net interest income:
Interest rate spread		$18,488	2.82%		$17,123	2.82%
Net interest margin*			3.36%			3.35%
Average interest-earning assets to average interest-bearing liabilities	112.8%			113.4%
_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

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	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$174,781	$6,118	7.06%	$176,648	$5,873	6.70%
Other residential	81,129	3,473	8.63	96,529	3,910	8.17
Commercial real estate	454,211	19,109	8.48	460,796	17,887	7.83
Construction	661,384	27,938	8.52	568,458	23,073	8.19
Commercial business	162,942	6,805	8.42	106,308	4,435	8.41
Other loans	146,469	5,512	7.59	139,316	5,089	7.37
Industrial revenue bonds	55,730	1,886	6.82	70,385	2,448	7.01

Total loans receivable	1,736,646	70,841	8.23	1,618,440	62,715	7.81

Investment securities and other interest-earning assets	432,057	10,321	4.82	408,606	8,710	4.30

Total interest-earning assets	2,168,703	81,162	7.54	2,027,046	71,425	7.10
Non-interest-earning assets:
Cash and cash equivalents	91,315			99,147
Other non-earning assets	45,164			36,471
Total assets	$2,305,182			$2,162,664

Interest-bearing liabilities:
Interest-bearing demand and savings	$460,000	7,736	3.39	$435,888	6,278	2.90
Time deposits	1,136,816	29,886	5.30	992,716	23,501	4.77
Total deposits	1,596,816	37,622	4.75	1,428,604	29,779	4.20
Short-term borrowings	164,393	3,659	4.49	140,303	2,905	4.18
Subordinated debentures issued to capital trust	25,774	880	6.89	17,888	602	6.79
FHLB advances	135,100	3,327	4.97	204,469	4,384	4.32

Total interest-bearing liabilities	1,922,083	45,488	4.77	1,791,264	37,670	4.24
Non-interest-bearing liabilities:
Demand deposits	173,233			186,180
Other liabilities	26,974			27,688
Total liabilities	2,122,290			2,005,132
Stockholders' equity	182,892			157,532
Total liabilities and stockholders' equity	$2,305,182			$2,162,664

Net interest income:
Interest rate spread		$35,674	2.77%		$33,755	2.86%
Net interest margin*			3.32%			3.36%
Average interest-earning assets to average interest-bearing liabilities	112.8%			113.2%
_______________
*Defined as the Company's net interest income divided by total interest-earning assets.